Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the National Instruments Corporation 2022 Equity Incentive Plan and the National Instruments Corporation 1994 Employee Stock Purchase Plan (as amended through January 19, 2022) of our reports dated February 23rd, 2022, with respect to the consolidated financial statements of National Instruments Corporation and the effectiveness of internal control over financial reporting of National Instruments Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas
August 5, 2022